Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November     , 2004,

among

IOWA TELECOMMUNICATIONS SERVICES, INC.,

The Lenders Party Hereto,

and

RURAL TELEPHONE FINANCE COOPERATIVE,

as Administrative Agent

CIBC WORLD MARKETS CORP.

and

LEHMAN BROTHERS INC.,

as Co-Lead Arrangers and Joint Book Managers

NATIONAL RURAL UTILITIES COOPERATIVE

FINANCE CORPORATION,

as Co-Arranger

CIBC WORLD MARKETS CORP.,

as Syndication Agent

LEHMAN BROTHERS INC.,

as Documentation Agent

(i)

(ii)

SCHEDULES:

Schedule 1.01-A	—	Mortgaged Property
Schedule 1.01-B	—	Existing Liens
Schedule 2.01	—	Commitments
Schedule 3.05(b)	—	Operating Licenses
Schedule 3.05(c)	—	Owned and Leased Real Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance
Schedule 3.18(d)	—	Mortgage Filing Offices
Schedule 6.05	—	Certain Permitted Dispositions
Schedule 6.09	—	Stockholders Agreements

(iii)

Page
EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Iowa Local Counsel and Iowa Regulatory Counsel
Exhibit B-2	—	Form of Opinion of FCC Counsel
Exhibit B-3	—	Form of Opinion of Missouri Regulatory Counsel
Exhibit B-4	—	Form of Opinion of Special New York Counsel to Loan Parties
Exhibit B-5	—	Form of Opinion of Special New York Counsel to Arrangers
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Security Agreement
Exhibit E	—	Form of Pledge Agreement
Exhibit F	—	Form of New Mortgage
Exhibit G	—	Form of Subsidiary Guarantee Agreement
Exhibit H-1	—	Form of Global Note
Exhibit H-2	—	Form of Individual Note
Exhibit I	—	Form of Intercompany Subordination Agreement

(iv)

AMENDED AND RESTATED CREDIT AGREEMENT dated as of November     , 2004, among IOWA TELECOMMUNICATIONS SERVICES, INC., the LENDERS party hereto, and RURAL FINANCE TELEPHONE COOPERATIVE, as Administrative Agent.

The Borrower (as defined below), certain lenders and the Administrative Agent (as defined below) are parties to a Credit Agreement dated as of June 30, 2000 (as heretofore modified and supplemented and in effect on the date hereof, the “Existing Credit Agreement”). In connection with the Recapitalization (as defined below), the Borrower has requested that the parties hereto modify the Existing Credit Agreement in certain respects and, as so modified, to amend and restate the Existing Credit Agreement as provided herein. The parties hereto are willing, on the terms and subject to the conditions hereinafter set forth, to so amend and restate the Existing Credit Agreement and, accordingly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted EBITDA” means for any period, for the Borrower and the Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), Consolidated Net Income, adjusted by adding thereto, (i) to the extent deducted in determining Consolidated Net Income, the sum of (a) Consolidated Interest Expense, (b) provision for Taxes based on income, (c) depreciation and amortization expense, (d) Transaction Expenses incurred in connection with the Recapitalization and other Transaction Expenses incurred after the date hereof to the extent not exceeding $5,000,000, (e) unrealized losses on financial derivatives recognized in accordance with Statement of Financial Accounting Standards No. 133, (f) non-cash, stock-based compensation expense, (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events), (h) losses on sales of assets other than in the ordinary course of business and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months minus (ii) to the extent included in determining Consolidated Net Income, the sum of (a) unrealized gains on financial derivatives recognized in accordance with Statement of Financial Accounting Standards No. 133, (b) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events), (c) gains on sales of assets other than in the ordinary course of business and (d) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Total Debt” shall mean, on any date, Total Debt as of such date, minus the sum of (a) the outstanding principal balance of the RTFC Certificates as of such date plus (b) the amount of cash and cash equivalents of the Borrower and the Subsidiaries as at said date.

“Administrative Agent” means RTFC, in its capacity as administrative agent for the Lenders hereunder, and any successor to RTFC in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, on any date, the sum of (i) the aggregate principal amount of all Loans outstanding on such date plus (ii) the aggregate unused amount of the Revolving Commitment on such date plus (iii) the aggregate LC Exposure on such date plus (iv) the aggregate unused amount of Incremental Loan Commitments of each Series on such date.

“Aggregate Tranche B Exposure” means, on any date, the aggregate principal amount of the Tranche B Term Loans (including the aggregate principal amount of any Incremental Loans deemed an increase to the Tranche B Loans) outstanding on such date.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Prepayment Percentage” means 50%, provided that (i) if the Leverage Ratio as at the last day of the most recent fiscal year shall be less than 3.50 to 1 but equal to or greater than 3.00 to 1, then such percentage shall be reduced to 25% and (ii) if the Leverage Ratio as at the last day of the most recent fiscal year shall be less than 3.00 to 1, then such percentage shall be reduced to zero percent.

“Applicable Rate” means, for any day, (i) with respect to any ABR Loan, 1.00% per annum, (ii) with respect to any Eurodollar Loan, 2.00% per annum, (iii) with respect to any Fixed Rate Loan, 0.85% per annum and (iv) with respect to any Variable Rate Loan, 0.85% per annum.

Notwithstanding the foregoing, (i) the Applicable Rate with respect to any Incremental Loan and any Incremental Loan Commitment of any Series means the rate per annum for such Incremental Loan and Incremental Loan Commitment agreed to by the Borrower and the respective Incremental Loan Lender or Lenders in the related Incremental Loan Amendment for such Series, except that in the event Incremental Loans are effected through an increase in Tranche B Loans (as contemplated in Section 2.01(c)), the Applicable Rate for such Incremental Loans shall be the Applicable Rate for Tranche B Term Loans in effect at the time the respective Incremental Loan Amendment is executed, and (ii) if the Applicable Rate for either Type of any Series of Incremental Loans is greater than 0.25% above the Applicable Rate for such Type of Revolving Loans or Tranche B Term Loans (after giving effect to any prior increase of such Applicable Rate pursuant to this paragraph), the Applicable Rate for such Type of Revolving Loans and Tranche B Term Loans will be automatically adjusted upwards on the date upon which the Incremental Loans of such Series are made so that the Applicable Rate for such Type of such Series of Incremental Loans is not greater than 0.25% above such Applicable Rate for such Type of Revolving Loans and Tranche B Term Loans (such adjustment upward to in any case maintain the existing spread between the Applicable Rates for such Type of Revolving Loans and Tranche B Term Loans ).

“Applicable Revolving Reduction Amount” means, for any fiscal year, the cumulative reductions of Revolving Loans from the Closing Date (assuming the amount thereof does not exceed $60,000,000) through the last day of such fiscal year. Such cumulative reduction may be determined by formula as follows:

(a) for the fiscal year ending December 31, 2005, the sum of (i) the aggregate amount of Revolving Loans outstanding on the Closing Date after giving effect to the initial Loans hereunder (but not in excess of $60,000,000) minus (ii) the aggregate amount of Revolving Loans outstanding on the close of business on December 31, 2005 and

(b) for any subsequent fiscal year, the sum of (i) the amount referred to in the foregoing subclause (a)(i) minus the sum of the Applicable Revolving Reduction Amounts for each fiscal year preceding such subsequent fiscal year minus (ii) the aggregate amount of Revolving Loans outstanding on the close of business on the last day of such subsequent fiscal year.

“Arrangers” means, collectively, CIBC World Markets Corp, Lehman Brothers Inc., National Rural Utilities Cooperative Finance Corporation and the RTFC.

“Asset Sale” means (a) any sale of any Subsidiary or business unit or division of the Borrower and the Subsidiaries or (b) the sale of any one or more exchanges of the Borrower and the Subsidiaries for aggregate consideration of $10,000,000 or more.

“Assignment and Assumption” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorizations” means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from any Governmental Authority necessary in connection with the execution, delivery or performance of this Agreement and the other Loan Documents or in connection with the operation of the business of the Borrower and the Subsidiaries.

“Available Cash” means for any Reference Period, for the Borrower and the Subsidiaries (determined on a consolidated basis, without duplication, for such Reference Period), the sum (which may be negative) of Adjusted EBITDA for such Reference Period minus (a) to the extent included in determining such Adjusted EBITDA, the sum of (i) Cash Interest Expense for such Reference Period, (ii) Capital Expenditures made during such Reference Period, excluding any Capital Expenditures financed with the proceeds of (A) Indebtedness permitted hereunder and identified pursuant to Section 5.01(c) as having been applied to finance Capital Expenditures (other than any Capital Expenditures financed with the proceeds of Revolving Loans), (B) issuances of Equity Interests, (C) permitted sales of assets or (D) casualty events), (iii) acquisitions permitted hereunder (excluding any such acquisitions financed with the proceeds of (A) Indebtedness permitted hereunder and identified pursuant to Section 5.01(c) as having been applied to finance acquisitions or (B) issuances of Equity Interests), (iv) Investments (other than Exempt Investments during such Reference Period), net of any Recoveries thereof not included in Adjusted EBITDA, (v) scheduled payments of principal of such Person’s Indebtedness made or payable during such Reference Period, (vi) voluntary prepayments of Indebtedness of such Person made during such Reference Period (other than prepayments of Revolving Loans) and prepayments of the Loans made pursuant to paragraphs (c) and (d) of Section 2.10 during such Reference Period (other than prepayments of Revolving Loans), (vii) Taxes paid in cash for such Reference Period, (viii) Transaction Expenses incurred during such Reference Period, (ix) the cash cost of any extraordinary or unusual losses, during such Reference Period and (x) payments made in cash during such Reference Period on account of non-cash losses or non-cash charges expensed during or prior to such Reference Period, plus (b) to the extent not included in determining such Adjusted EBITDA, (i) the cash amount realized in respect of extraordinary or unusual gains, and the cash amount realized on gains on sales of assets other than in the ordinary course of business, during such Reference Period and (ii) cash received during such Reference Period on account of non-cash gains or non-cash income excluded from Adjusted EBITDA in any period prior to such Reference Period.

“Available Equity Issuance Amount” means, with respect to the amount of Permitted Acquisitions that may be made under Section 6.04(f), or Restricted Payments that may be made under Section 6.08(a)(iv), as at any date of determination, (a) the aggregate amount of Net Proceeds received by the Borrower from the sale of Equity Interests (other than Disqualified Stock) during the period from but not including the Closing Date to and including such date of determination minus (b) the sum of (i) the aggregate amount of such Net Proceeds applied to make Permitted Acquisitions pursuant to Section 6.04(f) during such period plus (ii) the aggregate amount of such Net Proceeds applied to make Restricted Payments pursuant to Section 6.08(a)(iv) during such period.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Iowa Telecommunications Services, Inc., an Iowa corporation.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or Fixed Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Iowa are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means, for any period, for the Borrower and the Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP, the excess of (a) the sum of (i) Consolidated Interest Expense plus (ii) any interest accrued during such period in respect of Indebtedness that is required to be capitalized rather than included in consolidated interest expense for such period minus (b) the sum of (i) to the extent included in the determination of the sum in clause (a) above for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period (including deferred Transaction Expenses and other non-cash interest expense), plus (ii) to the extent included in the determination of the sum in clause (a) above for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the Permitted Holders, of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were not any of (i) nominated by at least a majority of the Board of Directors of the Borrower, (ii) appointed by directors so nominated or (iii) elected with the affirmative vote of one or more Permitted Holders; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any LC Issuer or any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Incremental Loans. Each Series of Incremental Loan Commitments, Incremental Loan Borrowings or Incremental Loans shall be deemed a separate Class of Commitments, Borrowings or Loans, respectively, hereunder, unless such Series is deemed an increase to the Tranche B Commitment (as contemplated by Section 2.01(c)), in which case the Incremental Loan Commitments, Incremental Loan Borrowings and Incremental Loans of such Series shall constitute part of the Tranche B Commitments, Tranche B Borrowings or Tranche B Term Loans, as applicable.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property, assets or revenue of the Loan Parties subject to the Lien of any Security Documents (including all “Collateral” under and as defined in any applicable Security Document).

“Commitment” means a Revolving Commitment, Tranche B Commitment, Tranche C Commitment, Tranche D Commitment or Incremental Loan Commitment, or any combination thereof (as the context requires).

“Communications Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority (including the FCC, the IUB and the MPSC) relating in any way to the offering or provision of communications.

“Communications Liability” means any liability, contingent or otherwise (including any liability for damages, costs, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Communications Law, (b) the generation or use of communications, (c) exposure to communications or radio frequency emissions or (d) any contract, agreement or other consensual agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Consolidated Interest Expense” means, for any period, the sum (for the Borrower and the Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP), of all interest expense (including imputed interest expense in respect of Capital Lease Obligations) for such period. For purposes of the foregoing, Consolidated Interest Expense shall be determined taking into account any net payments made or received by the Borrower or any Subsidiary under Hedging Agreements.

“Consolidated Net Income” means, for the Borrower and the Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for any period, the net income (or loss) after provision for taxes of the Borrower and the Subsidiaries on a consolidated basis for such period taken as a single accounting period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cumulative Distributable Cash” means, for the Borrower and the Subsidiaries as of any date of determination, the sum of (i) the amount of regularly-scheduled dividend payments to be made during the period commencing on the Closing Date through the date of delivery pursuant to Section 5.01 of the financial statements for the first full fiscal quarter following the Closing Date in accordance with the “Dividend Policy and Restrictions” section of the Registration Statement, plus (ii) Available Cash for the Reference Period most recently ended prior to such date, minus (iii) the aggregate amount of dividends paid during the period commencing on the Closing Date through the last day of such Reference Period of the type described in Section 6.08(a)(ii) to Persons other than the Borrower or a Subsidiary and of the type described in Section 6.08(a)(iii).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event: (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise in whole or in part, in each case on or prior to the first anniversary of the Maturity Date; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock; or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “Change of Control” occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Stock if the “asset sale” or “Change of Control” provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the “asset sale” provisions and the “Change of Control” provisions, customarily contained in senior or senior subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933, in each case as reasonably determined by the Administrative Agent,

“Dividend Suspension Period” means any period (i) commencing on the date of delivery of a certificate pursuant to Section 5.01(c) showing that, for the then most recently ended period of four consecutive fiscal quarters of the Borrower, the Leverage Ratio is greater than 4.80 to 1 (or on the date upon which the Borrower shall fail to deliver such certificate when required under Section 5.01(c)), and (ii) ending on the date of delivery of a certificate pursuant to Section 5.01(c) showing that, for the then most recently ended period of four consecutive fiscal quarters of the Borrower, the Leverage Ratio is equal to or less than 4.80 to 1.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America or any State thereof.

“Eligible Assignee” means (a) any Affiliate or Related Fund of a Lender, (b) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000, (c) a savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000, (d) a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Co-operation and Development or a political subdivision of any such country, and having total assets in excess of $500,000,000, (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $100,000,000, and (f) any other Person (other than the Borrower or an Affiliate of the Borrower) approved by the Borrower and the Administrative Agent, such approval not to be unreasonably withheld (provided that no such approval by the Borrower shall be required while an Event of Default has occurred and is continuing).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to public health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, natural resource damages, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any options warrants or other rights to acquire such Equity Interests, but excluding any debt securities convertible into such Equity Interests.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any

Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exempt Investments” means (i) any Investments made pursuant to clauses (a), (d), (e), (h), (i) or (j) of Section 6.04 and (ii) any Investment made pursuant to clauses (b) or (c) of Section 6.04 in any Loan Party.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that (A) in the case of a designation of a new lending office, such Foreign Lender or (B) in the case of an assignment, the assignor of such Foreign Lender, was entitled, at the time of such designation or assignment (as the case may be), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.16(a), (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(e) or (iii) is not applicable to amounts payable to such Foreign Lender at the time such Foreign Lender becomes party to this Agreement or designates a new lending office, unless either (x) such Foreign Lender becomes a party to this Agreement by assignment and the assignor of such Lender was entitled at the time of assignment to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.16(a) (provided that such Foreign Lender shall not be entitled to receive additional amounts from the Borrower in excess of the amount to which its assignor was entitled) or (y) such withholding tax is imposed as a result of a change in applicable law, treaty or regulation that becomes effective after the date such Foreign Lender becomes a party to this Agreement or designates a new lending office, as applicable.

“Existing Credit Agreement” has the meaning assigned to such term in the preamble hereto.

“Existing Mortgage” means the Mortgage dated June 30, 2000 executed and delivered pursuant to Section 4.02(g) of the Existing Credit Agreement.

“FCC” means the United States Federal Communications Commission or any successor agency thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charges” means, for the Borrower and the Subsidiaries for any period, the sum of (a) Cash Interest Expense plus (b) Taxes based on income of the Borrower and the Subsidiaries paid or payable in cash for such period.

“Fixed Charges Coverage Ratio” means, as at the last day of any fiscal quarter, the ratio of (a) Adjusted EBITDA of the Borrower and the Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ended on such last day to (b) Fixed Charges for such period, provided that, until four complete fiscal quarters shall have elapsed subsequent to the Closing Date, Fixed Charges shall be calculated on an annualized basis for the period commencing on the Closing Date through and including the applicable date and shall then be multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period.

“Fixed Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the RTFC Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Incremental Loan” has the meaning assigned to such term in clause (c) of Section 2.01.

“Incremental Loan Amendment” means any amendment to this Agreement pursuant to which Incremental Loan Commitments of any Series are established pursuant to Section 2.01(c).

“Incremental Loan Commitment” means, with respect to each Incremental Loan Lender of any Series, the commitment, if any, of such Lender to make Incremental Loans of such Series hereunder. The initial amount of each Lender’s Incremental Loan Commitment of any Series will be specified in the Incremental Loan Amendment for such Series, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Loan Commitment of such Series. The aggregate amount of the Incremental Loan Commitments on the Closing Date is zero and at any time thereafter shall not exceed $125,000,000.

“Incremental Loan Lender” means a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, under repurchase agreements or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Materials” means the Registration Statement and all business plans, projections, pro formas, financial statements and related information relating to the Borrower and the Transactions and provided by the Borrower to the Lenders in connection with the Borrower’s application for credit.

“Intercompany Subordination Agreement” means an intercompany subordination agreement between the Loan Parties and the Administrative Agent, substantially in the form of Exhibit I.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, Variable Rate Loan or Fixed Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six or (with the approval of each of the affected Lenders) nine or twelve months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any such Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (b) with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date that is one year or an integral multiple of one year thereafter, as the Borrower may elect, provided that, if any such Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means any transaction to purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit.

“IPO” means an underwritten public offering by the Borrower of Equity Interests of the Borrower on substantially the terms described in the Registration Statement.

“IUB” means the Iowa Utilities Board.

“LC Disbursement” means a payment made by an LC Issuer pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Issuer” means each of RTFC and each other Revolving Lender designated by the Borrower as an “LC Issuer” hereunder that has agreed to such designation and has been approved as an “LC Issuer” hereunder by the Administrative Agent (such approval not to be unreasonably withheld), each in its capacity as the issuer of Letters of Credit hereunder, and in each case its successors in such capacity as provided in Section 2.04. Any LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Lenders” means, collectively, the Revolving Lenders, Tranche B Lenders, Tranche C Lenders, Tranche D Lenders and Incremental Loan Lenders of each Series.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.04(j).

“Leverage Ratio” means, as at the last day of any fiscal quarter, the ratio of (a) Adjusted Total Debt on such date to (b) Adjusted EBITDA of the Borrower and the Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ended on such date.

If during any period for which Adjusted EBITDA is being determined the Borrower or any Subsidiary shall have consummated any Asset Sale, or any Permitted Acquisition that involves the payment of aggregate consideration by the Borrower and its Subsidiaries of $10,000,000 or more, then, for purposes of this definition, Adjusted EBITDA shall be determined on a pro forma basis as if such Permitted Acquisition or Asset Sale had been made or consummated on the first day of such period.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the arithmetic mean of the rates at which dollar deposits in amounts approximately equal to the amount of each Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London offices of four major banks selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Security Documents, the Intercompany Subordination Agreement and any promissory note executed and delivered pursuant to Section 2.08(d).

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the Term Loans, the Revolving Loans and the Incremental Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date that is seven years after the Closing Date or the first Business Day thereafter, if such date is not a Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means one or more instruments of mortgages, deeds of trust, assignments of leases and rents, leasehold mortgages or other security documents granting a Lien on any Mortgaged Property to secure the Obligations, and shall include the Existing Mortgage and the New Mortgage.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01-A, and thereafter each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“MPSC” means the Missouri Public Service Commission.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

“New Mortgage” means the Mortgage in substantially the form of Exhibit F by the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties encumbering Mortgaged Property that is not encumbered by the Existing Mortgage.

“Obligations” has the meaning assigned to such term in the Security Agreement.

“Operating Licenses” means all material licenses, permits and other approvals issued by the FCC, IUB or MPSC to the Borrower or any Subsidiary, including any paging, mobile telephone, specialized mobile radio, microwave or other license, necessary for the operation of the business of the Borrower and the Subsidiaries.

“Other Taxes” means any and all present or future recording stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit C or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition after the Closing Date of all or substantially all the assets of, or shares or other Equity Interests in, a Person or division or line of business of a Person that is engaged in a reasonably related (ancillary or complementary) line of business or lines of business, as reasonably determined by the Board of Directors of the Borrower (or any subsequent Investment made in a previously acquired Permitted Acquisition), if immediately after giving effect thereto

(a) no Default or Event of Default shall have occurred and be continuing,

(b) all transactions related thereto shall be consummated in accordance with applicable law,

(c) such acquired or newly formed corporation, partnership, association or other business entity shall be a Domestic Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.12 shall have been taken,

(d) (i) the Administrative Agent shall have received a certificate of a Financial Officer to the effect that, after giving effect to such acquisition or formation, the Borrower and its Subsidiaries will be in compliance with the covenants contained in Section 6.12 determined on a pro forma basis as if such acquisition had occurred at the beginning of the relevant periods for determining such compliance and as if any Indebtedness incurred in connection therewith was incurred at the beginning of such relevant periods, together with (A) calculations in form and detail satisfactory to the Administrative Agent demonstrating such compliance and (B) all relevant financial information for such subsidiary or assets, and (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by 6.01), and

(e) no Dividend Suspension Period shall have commenced and be continuing or would result therefrom.

“Permitted Additional Indebtedness” means Indebtedness of the Borrower (which may be guaranteed by the Subsidiaries) incurred after the date hereof, provided that (i) such Indebtedness (and any guarantees thereof) shall be senior or senior subordinated notes and shall on the date of issuance provide a cash yield not to exceed 12% per annum, (ii) such Indebtedness shall be unsecured (other than by the proceeds thereof held in escrow pending a Permitted Acquisition), (iii) no scheduled payments of principal, prepayments, redemptions or sinking fund or like payments on the principal of such Indebtedness shall be required prior to the date one year after the Maturity Date, (iv) the terms and conditions of such Indebtedness shall not be more restrictive on the Borrower and the Subsidiaries than the terms and conditions customarily found in senior or senior subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933 or in a public offering, in each case as reasonably determined by the Administrative Agent, and any terms of subordination thereof shall also extend to cover obligations of the Borrower and the Subsidiaries in respect of any Hedging Agreements to which the Borrower and any of the Lenders and their respective Affiliates are parties, (v) no Dividend Suspension Period or Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (vi) the proceeds of such Indebtedness are applied, within 30 days of the incurrence thereof, to finance one or more Permitted Acquisitions or to effect mandatory prepayments pursuant to Section 2.10(b).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Liens existing on the date hereof and listed on Schedule 1.01-B hereof;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) Iowa Network Services, Inc. and any of its subsidiaries, (b) FS Private Investments III LLC and funds Controlled by FS Private Investments III LLC and (c) any executive officer of the Borrower identified in the “Management” section of the Registration Statement.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 360 days from the date of acquisition thereof rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender or (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus of not less than $250,000,000 or a foreign bank that has a combined capital and surplus of not less than $125,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) contributions to or investments related to the Borrower’s obligations under deferred compensation plans and pension plans which plans have been approved by the Borrower’s Board of Directors; and

(f) the RTFC Certificates and other obligations of and investments in RTFC and any of its Affiliates.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means an amendment and restatement of the Pledge Agreement dated as of October 28, 2004 among the Borrower, the other Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than dispositions described in clauses (a), (b) or (c) of Section 6.05; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 270 days after such event; or

(c) the incurrence by the Borrower or any Subsidiary of any Indebtedness, excluding Indebtedness permitted pursuant to Section 6.01 but including Permitted Additional Indebtedness.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” by The Wall Street Journal, or if such publication ceases, the rate of interest per annum publicly announced from time to time by Canadian Imperial Bank of Commerce as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Purchase Price” means, without duplication, with respect to any Permitted Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including any Indebtedness incurred pursuant to Section 6.01(a)(vii)), paid or delivered by the Borrower and the Subsidiaries in connection with such acquisition plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be required to be reflected on a balance sheet (if such were to be prepared) of the Borrower and the Subsidiaries after giving effect to such Permitted Acquisition.

“Recapitalization” means the IPO and the other transactions described in the “Use of Proceeds” section of the Registration Statement including the effectiveness of the amendment and restatement of the Existing Credit Agreement contemplated hereby and the making of the initial Loans hereunder on the Closing Date.

“Recovery” means, with respect to any Investments, the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment.

“Reference Period” means, as at any date, the period commencing on the first day of the first full fiscal quarter after the Closing Date and ending on the last day of the last fiscal quarter for which a certificate pursuant to Section 5.01(c) has been delivered by the Borrower prior to such date.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Registration Statement” means the Registration Statement on Form S-1 filed on November [    ], 2004 by the Borrower with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, with respect to the issuance of Equity Interests by the Borrower in the IPO.

“Related Fund” means, with respect to any Lender that is a fund or trust that makes, buys or invests in commercial loans, any other fund or trust that makes, buys or invests in commercial loans and is managed by the same investment advisor as such Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” means, as at any date, Lenders having more than 50% of the Aggregate Credit Exposure. References herein to the “Required Revolving Lenders”, “Required Tranche B Lenders”, “Required Tranche C Lenders”, “Required Tranche D Lenders” and “Required Incremental Loan Lenders” of any Series, shall refer to the Lenders of such Class holding at least a majority of the sum of the total Loans, LC Exposure (if applicable) and unused Commitments of such Class at such time.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary, and (b) any payment or prepayment, which is not a regularly scheduled payment of principal or interest, for the purpose of funding the mandatory or optional redemption of all, or part, of any Permitted Additional Indebtedness.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Loans and LC Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $100,000,000.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Loans or LC Exposure, or both.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“RTFC” means Rural Telephone Finance Cooperative, a South Dakota cooperative association.

“RTFC Certificates” means the subordinated capital certificates of RTFC, in the original principal amount of $7,777,777, held by the Borrower on the Closing Date.

“RTFC Fixed Rate” means, with respect to any Fixed Rate Borrowing for any Interest Period, the fixed rate of interest as is available and in effect for loans similarly classified pursuant to RTFC’s policies and procedures then in effect, or as otherwise agreed between RTFC and the Borrower, with maturities comparable to the length of such Interest Period, and for which subordinated capital certificates issued by RTFC in an amount equal to 10% of such loans are purchased by the applicable borrowers.

“RTFC Variable Rate” means, with respect to any Variable Rate Borrowing, the variable rate of interest established by RTFC from time to time for loans similarly classified pursuant to RTFC’s policies and procedures then in effect, or as otherwise agreed between RTFC and the Borrower, and for which subordinated capital certificates issued by RTFC in an amount equal to 10% of such loans are purchased by the applicable borrowers.

“S&P” means Standard & Poor’s Ratings Service.

“SCC” means a non-interest bearing, amortizing subordinated capital certificate of RTFC.

“Secured Parties” shall have the meaning given such term in the Security Agreement.

“Security Agreement” means an amendment and restatement of the Security Agreement dated as of June 30, 2000, between the Borrower and the Administrative Agent for the benefit of the Secured Parties, substantially the form of Exhibit D.

“Security Documents” means the Security Agreement, the Subsidiary Guarantee Agreements, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure, or otherwise providing for collateral security for, any of the Obligations.

“Series” has the meaning assigned to such term in Section 2.01(c).

“Significant Subsidiary” means, at any time, each Subsidiary that, as of such time, meets the definition of a “significant subsidiary” under Regulation S-X of the Securities and Exchange Commission, or any successor thereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantee Agreement” means an amendment and restatement of the Guarantee Agreement dated as of                     , 2004 made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G.

“Subsidiary Loan Party” means any Domestic Subsidiary that is formed or acquired by the Borrower or another Domestic Subsidiary.

“Synthetic Lease Obligations” means, for any Person, obligations under any lease of any property that is not a capital lease in accordance with GAAP and in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” means the Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans drawn on the Closing Date.

“Term Loan Lender” means a Lender with an outstanding Term Loan.

“Total Debt” means, with respect to the Borrower and the Subsidiaries as at any date (determined on a consolidated basis without duplication in accordance with GAAP), the sum of all Indebtedness consisting of Capital Lease Obligations, Synthetic Lease Obligations, Indebtedness for borrowed money (including Permitted Additional Indebtedness), Indebtedness for repurchase agreements, Indebtedness in respect of the deferred purchase price of property or services, and Indebtedness arising out of the Guarantee of any of the foregoing of the Borrower and the Subsidiaries on a consolidated basis at such time.

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche B Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Commitments is $400,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

“Tranche B Term Loan” means a Loan made pursuant to clause (b)(i) of Section 2.01.

“Tranche C Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche C Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche C Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche C Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche C Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche C Commitments is $70,000,000.

“Tranche C Lender” means a Lender with a Tranche C Commitment or an outstanding Tranche C Term Loan.

“Tranche C Term Loan” means a Loan made pursuant to clause (b)(ii) of Section 2.01.

“Tranche D Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche D Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche D Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche D Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche D Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche D Commitments is $7,777,777.

“Tranche D Lender” means a Lender with a Tranche D Commitment or an outstanding Tranche D Term Loan.

“Tranche D Term Loan” means a Loan made pursuant to clause (b)(iii) of Section 2.01.

“Transaction Expenses” means costs and expenses associated with the Transactions and any costs and expenses incurred after the date hereof associated with any securities offering, investment or acquisition permitted hereunder (whether or not such offering, investment or acquisition is consummated).

“Transactions” means, collectively, the transactions described in the preamble of this Agreement, including the Recapitalization and the borrowings under this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the RTFC Fixed Rate or the RTFC Variable Rate.

“Variable Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest by reference to the RTFC Variable Rate.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) is owned by the Borrower or another Wholly Owned Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE LOANS

Section 2.01 Commitments and Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein (including paragraph (d) below), each Revolving Lender severally agrees to make Revolving Loans to the Borrower on the Closing Date and from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Loans and LC Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Term Loans. Subject to the terms and conditions set forth herein (including paragraph (d) below), each Lender severally agrees (i) to make a Tranche B Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Tranche B Commitment, (ii) to make a Tranche C Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Tranche C Commitment and (iii) to make a Tranche D Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Tranche D Commitment. Amounts repaid in respect of Term Loans may not be reborrowed.

(c) Incremental Loans. At any time and from time to time, the Borrower may request that the Lenders (or other financial institutions agreed to by the Borrower and reasonably acceptable to the Administrative Agent, the consent of the Administrative Agent in respect thereof not to be unreasonably withheld) offer to enter into commitments to make additional term loans (each such loan being herein called an “Incremental Loan”) under this paragraph (c). In the event that one or more of the Lenders (or such other financial institutions) offer, in their sole discretion, to enter into such commitments, and such Lenders (or financial institutions) and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Lenders (or financial institutions) making such offers and the fees (if any) to be payable by the Borrower in connection therewith, such Lenders (or financial institutions) shall become obligated to make Incremental Loans under this Agreement in an amount equal to the amount of their respective Incremental Loan Commitments (and such financial institutions shall become “Incremental Loan Lenders” hereunder). The Borrower, such Lenders (or financial institutions) and the Administrative Agent shall enter into an agreement (each such agreement being herein called an “Incremental Loan Amendment”) in form and substance satisfactory to the Administrative Agent. The Incremental Loans to be made pursuant to any Incremental Loan Amendment between the Borrower and one or more Lenders (including any such new Lenders) in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Loans for all purposes of this Agreement. Nothing contained in this Agreement shall be construed to obligate any Lender to provide any Incremental Loan Commitment or to obligate the Borrower to request an Incremental Loan Commitment from any Lender.

Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to Incremental Loans:

(1) the aggregate number of separate Series of Incremental Loans pursuant to all such requests hereunder shall not exceed five, and the minimum aggregate principal amount of Incremental Loan Commitments of any Series entered into pursuant to any single such request (and, accordingly, the minimum aggregate principal amount of Incremental Loans of such Series) shall be at least equal to $1,000,000;

(2) the aggregate principal amount of all Incremental Loan Commitments and all outstanding Series of Incremental Loans (including any increase in Tranche B Term Loans as provided in clause (5) below) shall not exceed $125,000,000 (and once such limit is reached, no further Incremental Loan Commitments may be established hereunder notwithstanding that the aggregate principal amount of outstanding Incremental Loans shall have subsequently been reduced below such limit);

(3) the maturity date for the Incremental Loans of any Series as specified in the Incremental Loan Amendment for such Series shall not be earlier than the Maturity Date;

(4) no scheduled payments or repayments of principal of the Incremental Loans of any Series shall be required prior to the Maturity Date (but Incremental Loans shall be entitled to participate, to the extent provided in Section 2.10, in voluntary and mandatory prepayments); and

(5) any Series of Incremental Loans may be effected through an increase in the Tranche B Term Loans, in which case (w) any Lender not already a Tranche B Lender hereunder shall become a Tranche B Lender, (x) anything in Section 2.17(c) to the contrary notwithstanding, the initial Tranche B Term Loans made under the respective Incremental Loan Amendment shall be made solely by the Incremental Lenders executing such Incremental Loan Amendment (but thereafter the provisions of Section 2.17(c) shall be applicable), (y) the initial Tranche B Term Loans made under such Incremental Loan Amendment shall be either ABR Loans or Eurodollar Loans with an Interest Period ending on the last day of the earliest expiring then-outstanding Interest Period for Tranche B Term Loans (so long as the same is at least one-month after the date such Incremental Loans are made) and (z) as promptly as practicable following the making of such Incremental Loans (but in any event not later than the last day of such earliest-expiring then-outstanding Interest Period for Tranche B Term Loans), such Incremental Loans shall be coordinated with all other Tranche B Term Loans so that all outstanding Tranche B Term Loans (including the portion thereof represented by Incremental Loans) of each Type are allocated ratably among the Tranche B Lenders (including any Incremental Lenders that have become Tranche B Lenders) as required by Section 2.17(c).

Following the acceptance by the Borrower of the offers made by any one or more Lenders to make any Series of Incremental Loans pursuant to the foregoing provisions of this paragraph (c), each Incremental Loan Lender in respect of such Series of Incremental Loans severally agrees, subject to the terms and conditions set forth herein, to make such Incremental Loans to the Borrower during the period from and including the date of such acceptance to and including the commitment termination date specified in the Incremental Loan Amendment entered into with respect to such Series in an aggregate principal amount up to but not exceeding the amount of the Incremental Loan Commitment of such Incremental Loan Lender in respect of such Series as in effect from time to time. Thereafter, subject to the terms and conditions of this Agreement, the Borrower may convert Incremental Loans of such Series of one Type into Incremental Loans of such Series of another Type (as provided in Section 2.06) or continue Incremental Loans of such Series of one Type as Incremental Loans of such Series of the same Type (as provided in Section 2.06). Incremental Loans of any Series that are prepaid may not be reborrowed as Incremental Loans of the same Series.

Proceeds of Incremental Loans shall be available for any use permitted under the applicable provisions of Section 5.11.

Section 2.02 Loans and Borrowings.

(a) Obligations of Lenders. Each Loan of a particular Class (and, in the case of Incremental Loans, of a particular Series) shall be made as part of a Borrowing consisting of Loans of such Class (and, if applicable, of such Series) made by the Lenders ratably in accordance with their respective Commitments of such Class (and, if applicable, of such Series). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.13, (i) each Revolving Loan Borrowing and each Tranche B Term Loan Borrowing shall be comprised entirely of ABR Loans or of Eurodollar Loans and (ii) each Tranche C Term Loan Borrowing and each Tranche D Term Loan Borrowing shall be comprised entirely of Fixed Rate Loans or Variable Rate Loans, in each case as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing or any Fixed Rate Borrowing, (i) any such Borrowing (except Tranche D Term Loan Borrowings) shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) each Tranche D Term Loan Borrowing shall be in an amount not less than $1,000,000.

Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of (1) ten Eurodollar Borrowings outstanding, and (2) five Fixed Rate Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing or a Fixed Rate Borrowing if the Interest Period with respect thereto would end after the Maturity Date. In addition, the Borrower shall not be entitled to request, or to elect to convert or continue, any Tranche B Term Loan into a Eurodollar Borrowing until the date two weeks after the Closing Date.

Section 2.03 Requests for Borrowings. To request a Revolving Loan Borrowing or a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, a Fixed Rate Borrowing or a Variable Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of a Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Loan Borrowing, a Tranche B Term Loan Borrowing, a Tranche C Term Loan Borrowing, a Tranche D Term Loan Borrowing or an Incremental Loan Borrowing (including, if applicable, the respective Series of Incremental Loans to which such Borrowing relates);

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Eurodollar Borrowing, ABR Borrowing, Variable Rate Borrowing or a Fixed Rate Borrowing;

(v) in the case of a Eurodollar Borrowing or Fixed Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified for a Revolving Loan or a Tranche B Term Loan, then the requested Borrowing shall be an ABR Borrowing. If no election as to the Type of Borrowing is specified for a Tranche C Term Loan or a Tranche D Term Loan,

then the requested Borrowing shall be a Variable Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Fixed Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one year’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, the Types and (if applicable) durations of Interest Periods for the initial Borrowings hereunder shall be as specified in the Borrowing Request delivered pursuant to Section 4.01(m).

Section 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and any LC Issuer, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective LC Issuer) to an LC Issuer selected by it and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective LC Issuer, the Borrower also shall submit a letter of credit application on such LC Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total Revolving Loans and LC Exposure shall not exceed the total Revolving Commitments and (ii) the total LC Exposure shall not exceed $25,000,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (1) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (2) the date that is five Business Days prior to the Maturity Date, provided any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date five Business Days prior to the Maturity Date).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the respective LC Issuer or the Lenders, such LC Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such LC Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective LC Issuer, such Lender’s Applicable Percentage of each LC Disbursement made by such LC Issuer and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Loan Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to such LC Issuer the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such LC Issuer or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such LC Issuer, then to such Lenders and such LC Issuer as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any LC Issuer for any LC Disbursement (other than the funding of Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement (other than with respect to the timing of such reimbursement obligation as set forth in this paragraph).

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (3) payment by the respective LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the LC Issuers, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective LC Issuer, provided that the foregoing shall not be construed to excuse an LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an LC Issuer (as finally determined by a court of competent jurisdiction), such LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The respective LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such LC Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such LC Issuer has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Issuer and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation as set forth in paragraph (e) of this Section).

(h) Interim Interest. If the respective LC Issuer shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such LC Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such LC Issuer shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an LC Issuer. Any LC Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer. The Administrative Agent shall notify the Revolving Lenders of any such replacement of such LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.11(b). From and after the effective date of any such replacement, (1) the successor LC Issuer shall have all the rights and obligations of the replaced LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent (any such account being herein called a “Letter of Credit Collateral Account”), an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. In addition, if the Borrower shall be required to apply any prepayment under Section 2.09(d) to LC Exposure, the Borrower shall deposit into the Letter of Credit Collateral Account an amount in cash equal to the amount of such prepayment required to be applied to such LC Exposure.

Each deposit into the Letter of Credit Collateral Account shall be held by the Administrative Agent as collateral, for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be Permitted Investments, made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account and shall be the Borrower’s property held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement as described above. Moneys in such account shall be applied by the Administrative Agent to reimburse the respective LC Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits on account of such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Interest Elections.

(a) Elections by the Borrower. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request, and, in the case of a Eurodollar Borrowing or a Fixed Rate Borrowing, shall have an Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert a Borrowing of Loans of any Class to a different Type of Loans of such Class or to continue such Borrowing and, in the case of a Eurodollar Borrowing or a Fixed Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (1) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. New York City time, three Business Days before the effective date of the election, or (2) in the case of an ABR Borrowing, a Variable Rate Borrowing or a Fixed Rate Borrowing not later than 11:00 a.m. New York City time, one Business Day before the effective date of the election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Notices. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies (including, if applicable, the respective Series of Incremental Loans to which such Interest Election Request relates) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Fixed Rate Borrowing or a Variable Rate Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or a Fixed Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If any such Interest Election Request requests a Fixed Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one year’s duration.

(d) Notices by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Certain Presumptions of Elections. If the Borrower fails to deliver a timely Interest Election Request (1) with respect to a Eurodollar Borrowing, which delivery is prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing, and (2) with respect to a Fixed Rate Borrowing, which delivery is prior to the end of the Interest Period applicable thereto, then unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Variable Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Revolving Lenders, the Required Tranche B Lenders, the Required Tranche C Lenders or the Required Tranche D Lenders, as the case may be, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Loan Borrowing or Tranche B Term Loan Borrowing, as applicable, may be converted to or continued as a Eurodollar Borrowing and, unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (ii) no outstanding Tranche C Term Loan Borrowing or Tranche D Term Loan Borrowing, as applicable, may be converted to or continued as a Fixed Rate Borrowing and, unless repaid, each Fixed Rate Borrowing shall be converted to a Variable Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.07 Termination and Reduction of Revolving Commitments.

(a) Scheduled Termination. Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date, (ii) if not sooner terminated, the Revolving Commitments shall terminate on the Maturity Date and (iii) each Incremental Loan Commitment of any Series shall terminate on the applicable commitment termination date for such Series specified in the Incremental Loan Amendment for such Series.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Loans and the LC Exposure would exceed the total Revolving Commitments.

(c) Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.08 Evidence of Debt.

(a) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof (and, in the case of Incremental Loans, the respective Series thereof) and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) Presumptions of Records. The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Promissory Notes. The Loans of each Class shall be evidenced by a promissory note (herein, a “Global Note”) in substantially the form of Exhibit H-1 hereto, payable to the Administrative Agent for the account of all of the Lenders holding Loans of such Class. Notwithstanding the foregoing, any Lender may request (by notice to the Borrower and the Administrative Agent) that the Loans of any Class made by it be evidenced by a separate promissory note (herein, an “Individual Note”) in substantially the form of Exhibit H-2 hereto, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Upon execution of any Individual Note the Administrative Agent shall make a notation on the Global Note of the execution of such Individual Note in which event, thereafter, the Loans evidenced by the Individual Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Individual Notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) and shall no longer be evidenced by the Global Note.

Section 2.09 Repayment of Loans.

(a) Revolving Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the principal amount of the Revolving Loans on the Maturity Date.

(b) Term Loans and Incremental Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Term Loan Lender the principal amount of the Term Loans on the Maturity Date and (ii) for the account of each Incremental Loan Lender of any Series the Incremental Loans of such Series held by such Lender on the maturity date therefor set forth in the respective Incremental Loan Amendment for such Series.

(c) Application of Voluntary Prepayments. Any prepayment of a Tranche C Term Loan or a Tranche D Term Loan pursuant to Section 2.10(a) shall be applied ratably, first, to any Variable Rate Loans of the respective Class then outstanding and, second, to any Fixed Rate Loans of such Class then outstanding, provided that any prepayments applied to Fixed Rate Loans shall be applied to such Loans in the order in which the applicable Interest Periods end after the date of each such prepayment.

(d) Application of Mandatory Prepayments. Any prepayment of Loans required to be made in any amount (the “Required Prepayment Amount”) pursuant to paragraph (b), (c) or (d) of Section 2.10 shall be applied as follows:

First, there shall be applied to the Tranche B Term Loans, ratably in accordance with the respective principal amounts thereof, a portion of the Required Prepayment Amount equal to the product of (i) the Required Prepayment Amount multiplied by (ii) a fraction, the numerator of which is the Aggregate Tranche B Exposure and the denominator of which is the Aggregate Credit Exposure; and

Second, the balance of the Required Prepayment Amount shall be applied to the Revolving Credit Loans, the LC Exposure, the Tranche C Term Loans and the Tranche D Term Loans, ratably in accordance with the respective amounts thereof, except that (i) until the Revolving Loans have been paid in full, the portion thereof that would otherwise be applied to the LC Exposure shall instead be applied to Revolving Loans, (ii) until the Tranche C Term Loans have been paid in full, the portion thereof that would otherwise be applied to the Tranche D Term Loans shall instead be applied to Tranche C Term Loans, (iii) any application of any Required Prepayment Amount to LC Exposure shall be effected through the deposit into the Letter of Credit Collateral Account in accordance with Section 2.04(j)) and (iv) any application of any Required Prepayment Amount to Revolving Loans or LC Exposure shall be without reduction of Revolving Commitments (unless otherwise elected by the Borrower in a notice delivered at the time of such prepayment pursuant to Section 2.07).

Prepayments of Revolving Loans and Tranche B Loans shall be applied first to ABR Loans and second to Eurodollar Loans (applied to Eurodollar Loans with Interest Periods in the order in which the respective Interest Periods therefor shall end) and prepayments of Tranche C Loans and Tranche D Loans shall be applied first to Variable Rate Loans and second to Fixed Rate Loans (applied to Fixed Rate Loans with Interest Periods in the order in which the respective Interest Periods therefor shall end).

At any time when any Tranche B Term Loans and/or Incremental Loans are outstanding, any Lender holding Tranche C Term Loans may elect on not less than two Business Days’ prior written notice to the Administrative Agent with respect to any mandatory prepayment described above in this paragraph (d) not to have such prepayment applied to such Lender’s Tranche C Term Loans, in which case the amount not so applied shall be applied, first, to prepay the Tranche B Term Loans and/or Incremental Loans outstanding on such date ratably in accordance with respective aggregate outstanding principal amounts thereof and, second, after all Tranche B Term Loans and/or Incremental Loans have been paid in full, to prepay Tranche C Term Loans in accordance with the provisions hereof.

Each payment of Loans pursuant to this paragraph (d) shall be accompanied by (i) accrued interest on the principal amount paid to but excluding the date of payment and (ii) except in the case of a mandatory prepayment of Tranche C Term Loans or Tranche D Term Loans pursuant to Section 2.10(d), any amounts payable under Section 2.15 as a result of such prepayment.

Section 2.10 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section, provided that the Tranche D Term Loans may not be voluntarily prepaid unless, prior to or concurrently with such voluntary prepayment, the aggregate outstanding principal amount of all Tranche B Term Loans, Tranche C Term Loans and Incremental Loans, all accrued and unpaid interest thereon and all other amounts payable hereunder with respect thereto shall have been paid in full.

(b) Mandatory Prepayment upon Prepayment Events. In the event that and on each occasion on which any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Term Loans in an aggregate amount equal to such Net Proceeds in accordance with Section 2.09, provided that,

(i) in the case of any event described in clause (a) of the definition of the term Prepayment Event, (A) if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event within 270 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries or all of the outstanding capital stock of an entity owning such assets, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 270-day period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied and (B) no prepayment shall be required hereunder in any single fiscal year until the aggregate Net Proceeds received in connection with all such Prepayment Events shall exceed $5,000,000 for such fiscal year; and

(ii) in the case of any event described in clause (c) of the definition of the term Prepayment Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event within 30 days after receipt of such Net Proceeds, to consummate a Permitted Acquisition, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 30-day period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied

In addition, the Borrower shall immediately prepay the Loans by an amount equal to any amount that would otherwise constitute amounts that are required by the terms of the documents governing or evidencing any Permitted Additional Indebtedness to be applied to the prepayment of such Indebtedness.

(c) Mandatory Prepayment upon Dividend Suspension Period. The Borrower shall prepay the Loans within 60 days after the end of each fiscal quarter of the Borrower ending during any Dividend Suspension Period, in an aggregate amount equal to 50% of any increase in Cumulative Distributable Cash of the Borrower and the Subsidiaries during such fiscal quarter.

(d) Mandatory Prepayment of Excess Cash Flow. The Borrower shall prepay the Loans within 120 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending on December 31, 2005, in an aggregate amount equal to the sum of the Applicable Prepayment Percentage of (i) any increase in Cumulative Distributable Cash of the Borrower and the Subsidiaries during such fiscal year (it being understood that the determination of the amount referred to in clause (i) of the definition of “Cumulative Distributable Cash” in Section 1.01 shall not be deemed to be an increase in Cumulative Distributable Cash for purposes hereof) minus (ii) the sum of (A) the aggregate amount of prepayments (if any) of Term Loans made during such fiscal year pursuant to paragraph (c) above plus (B) the Applicable Revolving Reduction Amount for such fiscal year.

(e) Notices of Prepayment, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any voluntary prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, a Fixed Rate Borrowing or a Variable Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any mandatory prepayment hereunder not less than five Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for account of the Revolving Lenders, a commitment fee, which shall be due and payable quarterly in arrears on each Interest Payment Date for Revolving Loans, calculated at the rate of 0.50% per annum on the average daily unused portion of the Revolving Commitments (for which purposes any outstanding Letters of Credit shall be deemed to be usage of the Revolving Commitments).

(b) Participation Fee. The Borrower agrees to pay (1) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Rate for Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (2) to the respective LC Issuer a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such LC Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any LC Issuer pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Agency Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including any fees provided for therein that are payable upon the syndication of any Loans.

(d) Payments of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the respective LC Issuer, in the case of fees payable to it) for distribution, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest.

(a) ABR Loans. The Revolving Loans, Tranche B Term Loans or Incremental Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Revolving Loans, Tranche B Term Loans or Incremental Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Variable Rate Loans. The Tranche C Term Loans or Tranche D Term Loans comprising each Variable Rate Borrowing shall bear interest at the RTFC Variable Rate plus the Applicable Rate.

(d) Fixed Rate Loans. The Tranche C Term Loans or Tranche D Term Loans comprising each Fixed Rate Borrowing shall bear interest at the RTFC Fixed Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e) Post Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or Fixed Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) Basis of Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the RTFC Variable Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), interest computed by reference to the RTFC Fixed Rate shall be computed on the basis of a year of 12 months of 30 days each, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Alternate Base Rate, Adjusted LIBO Rate, RTFC Fixed Rate and RTFC Variable Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest.

(a) Eurodollar Borrowings. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Revolving Lenders, the Required Tranche B Lenders or the Required Incremental Lenders of a Series, as applicable, that dollar deposits in the London interbank market are not available in the amount of such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective.

(b) Fixed Rate Loans. If prior to the commencement of any Interest Period for a Fixed Rate Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the RTFC Fixed Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Tranche C Lenders or the Required Tranche D Lenders, as applicable, that the RTFC Fixed Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Fixed Rate Borrowings included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Fixed Rate Borrowing shall be ineffective.

Section 2.14 Increased Costs.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any LC Issuer; or

(ii) impose on any Lender or any LC Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender or such LC Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such LC Issuer hereunder (whether of principal, interest or otherwise), in each case by an amount deemed material by such Lender or LC Issuer, then in accordance with clause (c) below, the Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any LC Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such LC Issuer’s capital or on the capital of such Lender’s or such LC Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or the participation in Letters of Credit held by, such Lender, or the Letters of Credit issued by such LC Issuer, to a level below that which such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such LC Issuer’s policies and the policies of such Lender’s or such LC Issuer’s holding company with respect to capital adequacy), in each case by an amount deemed material by such Lender or such LC Issuer, then in accordance with clause (c) below, the Borrower will pay to such Lender or such LC Issuer such additional amount or amounts as will compensate such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company for any such reduction suffered.

(c) Certificates of Lender. A certificate of a Lender or an LC Issuer setting forth the amount or amounts necessary to compensate such Lender, such LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such LC Issuer the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Request for Compensation. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an LC Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such LC Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such LC Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

In the case of a Fixed Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the present value of the amount of interest that would have accrued on such Fixed Rate Loan had such event not occurred at the interest rate applicable thereto (but excluding the Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Fixed Rate Loan), over (y) the present value of the amount of interest which would accrue on such principal amount for such period if such Lender were to invest such principal amount in a United States Treasury obligation with a maturity comparable to such period. For purposes of calculating such present value in the foregoing clauses (x) and (y), the discount rate will be the rate of the yield on the United States Treasury obligation referred to in such clause (y). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof and, in accordance with arrangements separately entered into between the Borrower and the RTFC, the Borrower shall cause to be paid to the RTFC, all amounts owing to it under Section 2.15 of the Existing Credit Agreement by reason of the payment of the outstanding balance of the “Loans” held by the RTFC under the Existing Credit Agreement to zero on the Closing Date as provided in Section 4.01(l).

To the extent provided in the last paragraph of Section 2.09(d), the provisions of this paragraph shall not apply to prepayments of Loans made pursuant to Section 2.10(d).

Section 2.16 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or LC Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each LC Issuer, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such LC Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an LC Issuer, or by the Administrative Agent on its own behalf or on behalf of a Lender or an LC Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that (i) such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation and (ii) each Foreign Lender shall provide such documentation as may then be applicable within ten Business Days of becoming a party to this Agreement without regard to the notice and other requirements of the foregoing clause (i).

(f) Refunds. If the Administrative Agent or a Lender (or former Lender) determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or former Lender) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender (or former Lender), agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or former Lender) in the event the Administrative Agent or such Lender (or former Lender) is required to repay such refund to such Governmental Authority. Nothing contained in this paragraph shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or reimbursement of LC Disbursements or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 2201 Cooperative Way, Herndon, Virginia 20171-3025, except for payments to be made directly to the respective LC Issuer as expressly provided herein, and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and all unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class (including of a particular Series of Incremental Term Loans) shall be made from the relevant Lenders, each payment of commitment fee under Section 2.11 shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class (including of a particular Series of Incremental Term Loans) under Section 2.07 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class (including of a particular Series of Incremental Term Loans) shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans of a particular Class (including of a particular Series of Incremental Term Loans) shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment by the Borrower of interest on Loans of a particular Class (including of a particular Series of Incremental Term Loans) shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply) and (iii) whenever any payment received by the

Administrative Agent in respect of the proceeds of an SCC (or received by any Tranche D Lender in connection with any exercise of setoff rights by the Tranche D Lenders against an SCC), all such payments and any similar payment shall be paid to such Tranche D Lender (and not to any other Lender whether by participation or otherwise as provided above) until the principal of and interest on, and all other amounts payable in respect of, the Tranche D Loans held by such Tranche D Lender shall have been paid in full. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. This Section 2.17(d) shall not be applicable to any setoff by RTFC of amounts owed by it under the RTFC Certificates.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and such LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such LC Issuer, as the case may be, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), 2.17(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) Designation of New Lending Office. Prior to any Lender requesting compensation under Section 2.14, or the Borrower paying any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender shall decline to consent to any modification or waiver hereunder requiring 100% of the Lenders to consent thereto and the Required Lenders have already consented thereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each LC Issuer), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Lender not consenting to a modification or waiver hereunder, the aggregate principal amount of the Loans held by such Lender (and any other Lender being concurrently replaced pursuant to this paragraph (b)) shall not exceed 5% of the Aggregate Credit Exposure. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. The Borrower and the Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, respectively, have all requisite power and authority to carry on their respective businesses as now conducted and as proposed to be conducted, and are qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the terms of the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries, or the terms of any of the Authorizations, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) Financial Statements. The Borrower has heretofore furnished to the Lenders (i) audited balance sheets and related statements of income, stockholder’s equity and cash flows of the Borrower and the Subsidiaries for the fiscal years ending on December 31 of 2001, 2002 and 2003, prepared by Deloitte & Touche LLP, and (ii) unaudited balance sheets and related statements of income, stockholder’s equity and cash flows of the Borrower and the Subsidiaries and for each fiscal quarter ended after December 31, 2003 and at least 45 days before the Closing Date. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Pro Forma Financial Statements. The Borrower has heretofore furnished to the Lenders (x) the pro forma consolidated balance sheet of the Borrower and the Subsidiaries as of September 30, 2004 and (y) the related pro forma consolidated income statement (including a calculation of Adjusted EBITDA) of the Borrower and the Subsidiaries for the period of four fiscal quarters then ended, in each case prepared giving effect to the Transactions as if the Transactions had occurred on the last day of such period. Such pro forma financial statements (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Materials (which assumptions are believed by the Borrower to be reasonable), (ii) are based on the best information available to the Borrower after due inquiry, (iii) accurately reflect all adjustments necessary to give effect to the Transactions and (iv) present fairly, in all material respects, (A) in the case of such pro forma consolidated balance sheet, the pro forma financial position of the Borrower as of the end of such period as if the Transactions had occurred on the last day of such period and (B) in the case of such pro forma consolidated income statement, as if the Transactions had occurred on the first day of such period.

(c) Absence of Liabilities. Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Materials and except for the Disclosed Matters, after giving effect to the Transactions, the Borrower does not have, as of the Closing Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d) Absence of Material Adverse Effect. Since December 31, 2003, there has been no material adverse effect on the business, assets, results of operations, properties or condition (financial and other), operations, prospects or liabilities (fixed or contingent) of the Borrower and the Subsidiaries, taken as a whole.

Section 3.05 Properties.

(a) Title. Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for such defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Licenses. Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.05(b) accurately and completely lists as of the date hereof, all Operating Licenses granted or assigned to the Borrower or any of the Subsidiaries, or under which the Borrower and the Subsidiaries will have the right to operate their respective businesses.

(c) Real Property. Schedule 3.05(c) sets forth the address of each real property that is owned or leased by the Borrower as of the date hereof after giving effect to the Transactions to occur on such date.

(d) Condemnations, Etc. As of the date hereof, the Borrower has not received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

Section 3.06 Litigation and Environmental Matters.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Disclosed Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Change in Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders (including any Environmental Law or Communications Law, margin regulations, FCC, IUB and MPSC regulations and ERISA) of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment and Holding Company Status. Neither the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 3.09 Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP or (b) failures to file or cause to be filed or pay or cause to be paid that would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability to the Borrower or the Subsidiaries is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of the date hereof, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

Section 3.11 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Materials nor any other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared and delivered to the Administrative Agent.

Section 3.12 Subsidiaries. Schedule 3.12 is a complete and correct list of the Subsidiaries as of the date hereof, together with, for each Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 3.12, (x) each of the Borrower and the Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 3.12, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

Section 3.13 Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate with respect to the Borrower’s and the Subsidiaries’ businesses.

Section 3.14 Labor Matters. As of the Closing Date there are no strikes, lockouts or slowdowns against the Borrower pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, as applicable, and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.16 Security Interests.

(a) Pledge Agreement. The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Equity Interests of each Subsidiary and all Indebtedness of each Subsidiary to the Borrower or any other Loan Party and, when the portion of such Collateral constituting instruments or certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, such security interest shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.

(b) Security Agreement. The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to each of the Perfection Certificates, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, other than the Intellectual Property (as defined in the Security Agreement), as to which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

(c) Intellectual Property. When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the security interest created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

(d) Mortgages. The Mortgages are effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and each Existing Mortgage constitutes and each New Mortgage shall constitute, upon the recording of each New Mortgage in the offices specified on Schedule 3.16(d), a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

Section 3.17 Regulatory Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (a) has failed to comply with any Communications Law or to obtain, maintain or comply with any permit, license or other approval required under any Communications Law, (b) has become subject to any Communications Liability, (c) has received notice of any claim with respect to any Communications Liability or (d) knows of any basis for any Communications Liability.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.01 Closing Date. The effectiveness of this Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) and of the obligations of the Lenders to make Loans, and of the LC Issuers to issue Letters of Credit, hereunder is subject to the condition precedent that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a) Counterparts of Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinions of Counsel. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Dorsey & Whitney LLP, general counsel, Iowa local counsel and Iowa regulatory counsel for the Borrower and the Subsidiaries, substantially in the form of Exhibit B-1, (ii) Wiley, Riley & Fielding, FCC counsel for the Borrower and the Subsidiaries, substantially in the form of Exhibit B-2, (iii) Fischer & Dority, Missouri regulatory counsel to the Borrower and the Subsidiaries, substantially in the form of Exhibit B-3 and (iv) Debevoise & Plimpton, Special New York counsel for the Borrower and the Subsidiaries, substantially in the form of Exhibit B-4, and in the case of each such opinion required by this paragraph, covering such other matters relating to the Borrower, the Loan Documents or the Transactions as any Arranger shall reasonably request. In addition, the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Milbank, Tweed, Hadley & McCloy LLP, substantially in the form of Exhibit B-5.

(c) Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Subsidiaries, the authorization of the Transactions to occur on the Closing Date and any other legal matters relating to the Borrower and the Subsidiaries, the Loan Documents or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) Fees and Expenses. The Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) Security Documents. The Administrative Agent shall have received the following:

(i) the Pledge Agreement, Security Agreement and Subsidiary Guarantee Agreement, duly executed and delivered by the respective Loan Parties party thereto;

(ii) the New Mortgage, duly executed and delivered by the Borrower in recordable form (in such number of copies as the Administrative Agent shall have requested), with appropriate metes and bounds descriptions attached thereto (and the Borrower hereby authorizes the Administrative Agent to deliver the New Mortgage to a title company or other Person for recording in the appropriate land offices for the properties covered thereby);

(iii) a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower and the Subsidiaries in the jurisdictions contemplated by the Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released; and

(iv) with respect to each Mortgaged Property subject to the Lien of the Existing Mortgage, an endorsement by the respective title company of the policies of title insurance issued on the “Closing Date” under the Existing Credit Agreement with respect to the Lien of the Existing Mortgage, insuring the validity and priority of the Liens created under the Existing Mortgage for and in amounts satisfactory to the Administrative Agent, subject only to such exceptions as are satisfactory to the Administrative Agent.

In addition, the Borrower shall have paid to the title company referred to in clause (iv) above all expenses and premiums of such title company in connection with the issuance of such endorsement, and shall have delivered evidence of such payment to the Administrative Agent.

(g) Intercompany Subordination Agreement. The Administrative Agent shall have received the Intercompany Subordination Agreement, duly executed and delivered by each Loan Party.

(h) Insurance. The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(i) Consents and Approvals. All consents and approvals required to be obtained from any Governmental Authority or other Person (including, if applicable, the final consents, approvals or non-objection of the FCC, the IUB and the MPSC) in connection with the Recapitalization shall have been obtained, copies thereof shall have been delivered to the Administrative Agent and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any conditions reasonably expected to have a Material Adverse Effect or to affect the rights or security of the Lenders hereunder.

(j) Pro Forma Leverage Ratio. The Lenders shall have received a certificate of a Financial Officer setting forth a calculation of Adjusted EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on September 30, 2004, reflecting all pro forma adjustments as if the Recapitalization had occurred on the last day of such four-quarter period, which certificate shall include a calculation of the Leverage Ratio as at the Closing Date and which Leverage Ratio shall not exceed 4.00 to 1.

(k) Consummation of IPO. The IPO shall have been (or shall concurrently be) consummated in accordance with applicable law, and all related documentation shall be satisfactory to the Arrangers, and the Administrative Agent shall have received copies of the applicable documents, agreements and other instruments executed and delivered in connection with the Recapitalization, including all certificates, opinions and other documents delivered thereunder.

(l) Payments. Without limiting the generality of the foregoing paragraph (k), the Administrative Agent shall have received evidence that the Borrower, from the proceeds of the IPO, of the initial Loans hereunder and of other funds available to it, shall have paid (or shall be concurrently paying or making arrangements for payment of), the outstanding balance of the “Loans” under the Existing Credit Agreement to zero, together with all accrued interest on such “Loans” and all other amounts owing under the Existing Credit Agreement (other than break-funding amounts owing under Section 2.15 of the Existing Credit Agreement which shall be paid on or before November 30, 2004) and (B) all principal of, premium (if any) and accrued and unpaid interest on, and all other amounts owing in respect of, the Borrower’s Floating Rate Unsecured Senior Subordinated Notes due 2007, and (ii) terminated the “Letter of Credit” in the amount of $10,000,000 issued by the RTFC to CIBC World Markets Corp. pursuant to the Existing Credit Agreement, and paid all fees, costs, expenses and other charges payable in connection therewith. It is understood and agreed that up to $42,222,223 of the outstanding balance of the “Loans” under the Existing Credit Agreement may be paid through the redemption by the RTFC of SCC’s in an amount equal to $42,222,223 as contemplated by Section 9.14.

(l) Borrowing Request. The Administrative Agent shall have received a duly completed Borrowing Request for the initial Borrowing hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the LC Issuers to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on February 15, 2005 (and, in the event such conditions are not so satisfied or waived at or prior to such time, this Agreement shall not become effective).

Section 4.02 Each Borrowing. The obligation of each Lender to make a Loan (including an Incremental Loan) on the occasion of any Borrowing, and of each LC Issuer to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) Truth of Representations. The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or on the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) Absence of Defaults. At the time of and immediately after giving effect to such Borrowing, or the issuance, amendment renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03 Each Incremental Loan. The obligation of each Incremental Loan Lender of any Series to make an Incremental Loan of such Series is subject to the satisfaction of the additional condition that no Dividend Suspension Period shall have occurred and be continuing as of the date of such Borrowing and to the receipt by the Administrative Agent of a certificate to such effect, dated the date of the making of such Incremental Loan and signed by the President, a Vice President or a Financial Officer of the Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender in accordance with the requirements of Section 9.01(d):

(a) within 90 days after the end of each of its fiscal years, the Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarter of each of its fiscal years and within 75 days after the end of the fourth fiscal quarter of each of its fiscal years (but, with respect to the fiscal year ending December 31, 2004, within 90 days after the end of such fiscal year), the Borrower’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower

(i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,

(ii) setting forth (x) reasonably detailed calculations of the Leverage Ratio and Fixed Charges Coverage Ratio for the period of four consecutive fiscal quarters of the Borrower then ended and of the amount of Adjusted EBITDA, Available Cash, Available Equity Issuance Amount and Cumulative Distributable Cash (including the aggregate amount of Capital Expenditures and acquisitions, including any Permitted Acquisitions, financed with the proceeds of Indebtedness permitted hereunder and identifying the clause of Section 6.01 that such Indebtedness is permitted under, and whether or not such Indebtedness constitutes Revolving Loans), (y) reasonably detailed calculations demonstrating compliance with Section 6.12 and (z) the amount of dividends, if any, that the Borrower intends to pay on the immediately succeeding date on which the Borrower’s dividend policy provides for dividends to be paid by the Borrower; and

(iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) at least 30 days prior to the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, and promptly following any request therefor by any Lender (through the Administrative Agent), copies of all periodic and other reports and other materials filed by the Borrower or any Subsidiary with the FCC, the IUB or the MPSC, or any Governmental Authority succeeding to any or all of the functions of the FCC, the IUB or the MPSC, as applicable; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request in connection with the Loan Documents.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) the commencement of any proceeding by or before any Governmental Authority seeking the cancellation, termination (including by means of non-renewal), limitation, adverse modification or adverse conditioning of any Authorization or Operating License; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral.

(a) Change of Name or Location, Etc. The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity, corporate structure or jurisdiction of organization or (iv) in any Loan Party’s organizational identification number for purposes of the Uniform Commercial Code. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Annual Officer’s Certificate. Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date, if any, or the date of the most recent certificate delivered pursuant to this Section.

Section 5.04 Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew or replace and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, including the renewal and maintenance of all Authorizations, except for those the failure to maintain, preserve or keep in full force and effect would not reasonably be expected to have a Material Adverse Effect, and Operating Licenses, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.05 Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and is and will be in compliance with all terms and conditions of the Operating Licenses and Authorizations and all Communications Laws, including all standards or rules imposed by the FCC, the IUB and the MPSC or as imposed under any agreements with telephone companies and customers, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies or associations (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.08 Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

Section 5.09 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.10 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders, including Environmental Laws, of any Governmental Authority applicable to it or its property, including the payment of any regulatory fees required by the FCC, the IBU and the MPSC, any fees associated with the Operating Licenses or Authorizations, and all regulatory reporting and accounting requirements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit will be used by the Borrower for working capital and general corporate purposes. The proceeds of the Term Loans and Revolving Loans will be used, together with the proceeds of the IPO, to (i) consummate the Recapitalization, (including to repay all outstanding loans under the Existing Credit Agreement, together with accrued and unpaid interest thereon and all other amounts payable thereunder, and pay all principal of and accrued and unpaid interest on, and all other amounts owing in respect of, the Senior Subordinated Notes), and (ii) pay all costs and expenses associated with the Transactions. The proceeds of the Incremental Loans will be used solely to finance Permitted Acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.

Section 5.12 Subsidiaries. If any Subsidiary is formed or acquired after the Closing Date, the Borrower will notify the Administrative Agent thereof and, unless such Subsidiary is not a Domestic Subsidiary, (a) the Borrower will cause such Subsidiary to execute and deliver a Supplement to the Security Agreement in the form attached thereto pursuant to which such Subsidiary will become a party to, and agree to be bound by, the Security Agreement, a Subsidiary Guarantee Agreement, and additional Security Documents (or supplements thereto) within ten Business Days after such Subsidiary is formed or acquired, and, within fifteen Business Days after such Subsidiary is formed or acquired, take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request and (b) if any Equity Interest in or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause such Equity Interests and promissory notes evidencing such Indebtedness to be pledged pursuant to a Pledge Agreement within ten Business Days after such Subsidiary is formed or acquired and shall deliver to the Administrative Agent the following:

(i) certificates (if any) representing all the outstanding Equity Interests of such Subsidiary owned by or on behalf of any Loan Party, promissory notes evidencing all intercompany Indebtedness owed to any Loan Party by the Borrower or any Subsidiary, and powers and instruments of transfer, endorsed in blank, with respect to such certificates and promissory notes;

(ii) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens on the Collateral and intended to be created under the Security Agreement; and

(iii) a completed Perfection Certificate dated the date of formation or acquisition of such Subsidiary and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to such Subsidiary, in the jurisdictions contemplated by such Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

Notwithstanding the foregoing, if such Subsidiary is not a Domestic Subsidiary, then the Borrower shall (and shall cause each Domestic Subsidiary) to take the action described in clause (b) above (and, as applicable, the actions described in clauses (i), (ii) and (iii) above) in order that the Administrative Agent shall have the benefits of a Lien securing the obligations of the Borrower or such Domestic Subsidiary hereunder and under the other Loan Documents with respect to 65% of the voting Equity Interests and 100% of all other Equity Interests of such Subsidiary directly owned by the Borrower and such Domestic Subsidiary.

In addition to the foregoing, if any Subsidiary is formed or acquired after the Closing Date (whether or not such Subsidiary is a Domestic Subsidiary), the Borrower will cause such Subsidiary to execute a counterpart of the Intercompany Subordination Agreement and deliver the same to the Administrative Agent.

Section 5.13 Further Assurances.

(a) Execution of Additional Documents. The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) Acquisition of Material Assets. If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Loan Party after the Closing Date (other than assets constituting collateral security under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Operating Licenses. Upon the request of the Administrative Agent, to the extent permitted by applicable law at the time of such request, grant, or cause the applicable Subsidiaries to grant, to the Administrative Agent a direct security interest in the Operating Licenses within 30 days after receipt of such request, provided that, to the extent FCC, IUB or MPSC consent shall be required in connection with granting such security interest, such consent shall be requested within 30 days after receipt of such request and upon receipt of such FCC, IUB or MPSC consent, such security interest shall be granted within 10 Business Days thereof.

(d) Title Insurance for New Mortgage. Without limiting the generality of the foregoing provisions of this Section, not later than 60 days after the Closing Date the Borrower shall deliver to the Administrative agent, with respect to each Mortgaged Property subject to the Lien of the New Mortgage, one or more mortgagee policies of title insurance on forms of and issued by Stewart Title Insurance Company or another nationally recognized title insurance company (the “Title Company”), insuring the validity and priority of the Liens created under the New Mortgage for and in amounts satisfactory to the Administrative Agent, subject only to such exceptions as are satisfactory to the Administrative Agent. In addition, the Borrower shall have paid to the Title Company all expenses and premiums of the Title Company in connection with the issuance of such policies, and all recording and stamp taxes payable in connection with recording the New Mortgage in the appropriate land offices, and shall have delivered evidence of such payment to the Administrative Agent.

Section 5.14 Ratings. The Borrower will at all times maintain senior secured credit ratings for the Loans with Moody’s and S&P.

Section 5.15 Hedging Agreements. The Borrower will, within 180 days of the Closing Date enter into, and thereafter maintain in full force and effect, one or more Hedging Agreements with one or more of the Lenders or Arrangers or an Affiliate of any thereof (and/or with a bank or other financial institution having capital, surplus and undivided profits of at least $500,000,000), that effectively enables the Borrower (in a manner reasonably satisfactory to the Administrative Agent) to protect itself as to a notional principal amount at least equal to the excess of (i) 50% of the aggregate outstanding principal amount of the Term Loans for a period of at least three years measured from the Closing Date minus (ii) the aggregate outstanding principal amount of Fixed Rate Loans having Interest Periods ending not earlier than three years from the Closing Date.

ARTICLE VI

NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities.

(a) Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents (including in respect of Incremental Loans);

(ii) Indebtedness in respect of the Borrower’s Floating Rate Unsecured Senior Subordinated Notes due 2007 until such time as such Notes are fully redeemed, so long as (x) such redemption shall occur not later than 10 days after the Closing Date and (y) funds in an amount at least equal to the amount of such redemption are held by the Administrative Agent in escrow pending such redemption under arrangements satisfactory to the Administrative Agent.

(iii) Permitted Additional Indebtedness;

(iv) Indebtedness of the Borrower to any Wholly-Owned Subsidiary and of any Wholly-Owned Subsidiary to the Borrower or any other Wholly-Owned Subsidiary, provided that Indebtedness of any Wholly-Owned Subsidiary that is not a Loan Party to the Borrower or any Wholly-Owned Subsidiary that is a Loan Party shall be subject to Section 6.04

(v) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 6.04;

(vi) Indebtedness in respect of Hedging Agreements permitted by Section 6.07;

(vii) Indebtedness incurred by the Borrower or any of the Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or self-insurance; and

(viii) additional Indebtedness (whether or not secured) not exceeding $20,000,000 at any time outstanding.

(b) Disqualified Stock. The Borrower will not, nor will it permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests which would be Disqualified Stock.

Section 6.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (i) such security interests secure Indebtedness permitted by clause (vi) of Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and

(d) Liens on assets of a Subsidiary securing Indebtedness permitted by Section 6.01(a)(viii).

Section 6.03 Fundamental Changes; Lines of Business.

(a) Fundamental Changes. The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower, and any Person may merge into the Borrower or a Subsidiary in connection with a Permitted Acquisition so long as the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) the surviving entity is a Subsidiary Loan Party, (ii) any Subsidiary may merge into any other Subsidiary and, if either such Subsidiary is a Subsidiary Loan Party, the surviving entity is a

Subsidiary Loan Party, (iii) any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in any sale or other disposition permitted under Section 6.05, and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger or consolidation involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Sections 6.04 and 6.08.

(b) Lines of Business. The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date hereof, the wireless communication services business, including non-wire line voice and data communication, and businesses reasonably related to the foregoing businesses.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to make or permit to exist any Investment except:

(a) Permitted Investments;

(b) Investments by the Borrower and the Subsidiaries in Equity Interests in their respective subsidiaries, provided that any such Equity Interests held by a Loan Party shall be pledged to the Administrative Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Administrative Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents and (ii) the amount of such loans and advances made shall be subject to the limitations set forth in clause (c) above;

(d) Guarantees constituting Indebtedness permitted by Section 6.01, provided that (i) no Subsidiary shall guarantee Permitted Additional Indebtedness unless, if applicable, such guaranty is subordinated to the Obligations on the same terms as such Indebtedness and (ii) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) above;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) Permitted Acquisitions, provided that (i) the aggregate Purchase Prices of all Permitted Acquisitions under this clause (f) shall not exceed $400,000,000 and (ii) if, on the date of any Permitted Acquisition, the aggregate Purchase Price of such Permitted Acquisition, together with the aggregate Purchase Prices of all prior Permitted Acquisitions occurring after the Closing Date, shall exceed $200,000,000, then such excess amount as at such date shall not be greater than the Available Equity Issuance Amounts as at such date, and at the time of such Permitted Acquisition, the Borrower shall deliver a certificate of a Financial Officer stating the portion of the Purchase Price of such Permitted Acquisition being made from the Available Equity Issuance Amounts, and setting forth a calculation of the Available Equity Issuance Amount immediately before and immediately after such Permitted Acquisition;

(g) loans and advances to employees, directors or consultants in the ordinary course of business of the Borrower and the Subsidiaries as presently conducted in an aggregate principal amount not to exceed $250,000;

(h) Investments by the Borrower in Hedging Agreements permitted under Section 6.07;

(i) receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any such Subsidiary deems reasonable under the circumstances;

(j) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; and

(k) other Investments, the amount of which is deducted from Available Cash for the Relevant Period in which made pursuant to clause (iv) of the definition of such term in Section 1.01.

Section 6.05 Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) the dispositions set forth in Schedule 6.05;

(b) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

(c) sales, transfers and dispositions to the Borrower or another Loan Party; and

(d) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section, provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed $20,000,000 during any fiscal year of the Borrower and $50,000,000 in the aggregate during the term of this Agreement, and (ii) assets with an aggregate book value of less than $100,000 sold, transferred or otherwise disposed of in a single transaction or a series of related transactions shall not be included in the determination of the aggregate fair market value of assets sold, transferred or otherwise disposed of in reliance upon this clause (c);

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and (other than those permitted by clause (b) above) shall be made for at least 80% cash consideration, except for exchanges of property of like character and value.

Section 6.06 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale or transfer of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

Section 6.07 Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than (i) Hedging Agreements entered into pursuant to Section 5.15 and (ii) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) Restricted Payments in respect of Equity. The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except

(i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(ii) the Subsidiaries may declare and pay dividends ratably with respect to their capital stock;

(iii) as long as no Dividend Suspension Period shall have commenced and be continuing and no Default shall have occurred and be continuing, the Borrower may pay current dividends on its common stock, repurchase its common stock and make other

Restricted Payments in an amount not exceeding Cumulative Distributable Cash of the Borrower and the Subsidiaries calculated as of the date of such Restricted Payment, provided that, after June 30, 2005, no Restricted Payment shall be made under this clause (iii) prior to the date 20 days after the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer stating the amount of such Restricted Payment to be made pursuant to this clause (iii) and demonstrating that the sum of (A) Cumulative Distributable Cash through the most recent fiscal quarter as of which financial statements have been delivered to the Lenders under Section 5.01 minus (B) the amount of such Restricted Payment, is greater than zero;

(iv) as long as no Default shall have occurred and be continuing, the Borrower may pay current dividends on its common stock, repurchase its common stock and make other Restricted Payments up to but not exceeding the Available Equity Issuance Amount as of the date of such Restricted Payment, provided that at the time of any Restricted Payment under this clause (iv), the Borrower shall deliver a certificate of a Financial Officer stating the amount of the Restricted Payment being made pursuant to this clause (iv) and setting forth a calculation of the Available Equity Issuance Amount immediately before and immediately after such Restricted Payment; and

(v) the Borrower may consummate the Recapitalization.

(b) Restricted Payments in respect of Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payments of Indebtedness created under the Loan Documents;

(ii) payments of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of Permitted Additional Indebtedness prohibited by any subordination provisions of the documents governing or evidencing such Indebtedness;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

Section 6.09 Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a) transactions in the ordinary course of business, and collective purchasing arrangements with Iowa Network Services, Inc. (whether or not deemed in the ordinary course of business), in each case that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate,

(c) any Restricted Payment permitted by Section 6.08,

(d) any issuance by the Borrower of debt securities, or other payments, awards or grants in cash, securities (other than, in respect of the Borrower, Equity Interests) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower,

(e) the grant of stock options or similar rights in respect of Equity Interests in the Borrower to employees and directors of the Borrower pursuant to plans approved by the Board of Directors of the Borrower,

(f) customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of the Borrower or any Subsidiary,

(g) the existence of, or the performance by the Borrower or any Subsidiary of the obligations under the terms of, any stockholders agreements (including any registration rights agreement or purchase agreement related thereto), service agreements and other agreements with Affiliates to which it is a party as of the Closing Date, which agreements are listed on Schedule 6.09, as such agreements may be amended on terms reasonably satisfactory to the Administrative Agent from time to time pursuant to the terms thereof, provided, however, that the terms of any such amendment are no less favorable to the Lenders than the terms of any such agreements in effect as of the Closing Date, and

(h) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower for cash to senior management of the Borrower.

Section 6.10 Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (v) clause (a) of the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business on the parties to such contracts, and (vi) clause (a) of the foregoing shall not apply to any encumbrance or restriction on the assets of any joint venture that is (A) contained in any joint venture agreement or other similar agreement with respect to such joint venture that was entered into in the ordinary course of business and (B) customary for such types of agreements.

Section 6.11 Amendment of Material Documents. The Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, or any other material document or agreement (including any document governing or evidencing Permitted Additional Indebtedness), in each case in any manner that would impair in any material respect the value of the interests or rights of the Borrower thereunder or that would impair in any material respect the rights or interests of the Administrative Agent or any Lender, provided that any amendment, modification or waiver of any Permitted Additional Indebtedness that, after giving effect thereto, will not result in such Indebtedness having terms that no longer qualify under the definition of “Permitted Additional Indebtedness” in Section 1.01 (taking into account any determination by the Administrative Agent required to be made thereunder), shall not be deemed to be a change that would impair in any material respect the value of the interests or rights of the Borrower thereunder or that would impair in any material respect the rights or interests of the Administrative Agent or any Lender.

Section 6.12 Financial Covenants.

(a) Fixed Charges Coverage Ratio. The Borrower will not permit the Fixed Charges Coverage Ratio of the Borrower as of the last day of any fiscal quarter ending during any period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
Closing Date through December 31, 2007	3.25 to 1

January 1, 2008 through December 31, 2008	2.75 to 1

January 1, 2009 through December 31, 2009	2.50 to 1

January 1, 2010 and at all times thereafter	2.00 to 1

(b) Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 5.00 to 1.

Section 6.13 Fiscal Year. The Borrower will not, and will not permit the Subsidiaries to, change the financial reporting convention by which the Borrower and the Subsidiaries determine the dates on which their fiscal years and fiscal quarters will end, and each fiscal year shall end on December 31.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.13(c) or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (after giving effect to insurance payments, if any) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events for which liability of the Borrower or the Subsidiaries is reasonably expected to occur, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding (i) $1,000,000 in any year, or (ii) $5,000,000 for all periods;

(m) (i) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, (ii) the obligations of any Significant Subsidiary pursuant to a Subsidiary Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, legal, valid and binding obligations enforceable in accordance with terms or (iii) the Obligations of the Borrower, or the obligations of any Significant Subsidiary pursuant to a Subsidiary Guarantee Agreement shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

(n) a Change in Control shall occur; or

(o) any of the Operating Licenses or Authorizations shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Operating Licenses or Authorizations or that could result in such Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (1) has, or could reasonably be expected to have, a Material Adverse Effect, or (2) adversely affects the legal or character qualifications of the Borrower or any of the Subsidiaries to hold any of the Operating Licenses or Authorizations;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to the foregoing, at any time after the Loans shall have been declared (or shall have become) due and payable, (A) any Tranche D Lender may set off against the Tranche D Loans payable to it any SCC held by such Tranche D Lender without the consent of the Administrative Agent or any other Person and (B) any payment received by the Administrative Agent in respect of the proceeds of any SCC pursuant to the Security Documents or otherwise (or received by any Tranche D Lender in connection with any exercise of setoff rights by such Tranche D Lenders against any SCC held by it), shall, notwithstanding anything in this Agreement or any other Loan Document to the contrary, be paid to such Tranche D Lender (and not to any other Lender) until the principal of and interest on, and all other amounts payable in respect of, the Tranche D Loans held by such Tranche D Lender shall have been paid in full.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and each LC Issuer hereby irrevocably appoints RTFC (and any successor Administrative Agent appointed as provided herein) as its agent and authorizes RTFC (and any successor Administrative Agent appointed as provided herein) to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate of any of the foregoing as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing,

(a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), or as the Administrative Agent shall in good faith believe to be necessary under the circumstances, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts

The Administrative Agent may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the

Lenders, each LC Issuer and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, the Co-Lead Arrangers and Joint Book Managers, the Co-Arranger, the Syndication Agent and the Documentation Agent named on the cover page of this Agreement shall have no duties or responsibilities hereunder except in their respective capacity, if any, as a Lender.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, to it at Iowa Telecommunications Services, Inc., 115 S. 2nd Avenue West, Newton, Iowa 50208, Attention of Alan L. Wells (Telecopy No. (515) 787-2001);

(ii) if to the Administrative Agent, to Rural Telephone Finance Cooperative, 2201 Cooperative Way, Herndon, Virginia 20171, Administrative Agency Services (Telecopy No. (703) 709-6779); and

(iii) if to any Lender or LC Issuer other than RTFC, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any LC Issuer pursuant to Article II if such Lender or such LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Documents to be Delivered under Section 5.01. For so long as an intralinks or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Section 5.01 by delivering one hard copy thereof to the Administrative Agent and an electronic copy for posting by the Administrative Agent on intralinks or such equivalent website, provided that the Administrative Agent shall have no responsibility to maintain access to intralinks or an equivalent website.

Section 9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any LC Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the LC Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any LC Issuer or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall

(i) increase the Revolving Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be),

(vi) release any material Subsidiary Loan Party from its Guarantee under the applicable Subsidiary Guarantee Agreement (except as expressly provided in such Subsidiary Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, or

(vii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans of such Class (and, in the case of the Revolving Class, LC Exposure and unused Revolving Commitments);

provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any LC Issuer without the prior written consent of the Administrative Agent or such LC Issuer, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of any Class (but not the Lenders of the other Classes) may be effected by an agreement or agreements in writing entered into by the Borrower and Lenders holding a majority in interest of the outstanding Loans of such affected Class (and, in the case of the Revolving Class, LC Exposure and unused Revolving Commitments) and (C) to the extent specified in Section 2.01(c), this Agreement may be amended to establish Incremental Loan Commitments of any Series pursuant to an Incremental Loan Amendment executed between the Borrower, the relevant Lenders of such Series and the Administrative Agent, and any such Incremental Loan Amendment shall not require the consent of any other party to this Agreement.

(c) Amendments to Security Documents. The Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral, or otherwise terminate all or substantially all of the Liens, under the Security Documents, agree to additional obligations being secured by all or substantially all of the Collateral under the Security Documents (except that no such consent shall be necessary, so long as the Required Lenders have consented thereto, (i) if such additional obligations shall be junior to the Lien in favor of the other obligations secured by the Security Documents or (ii) if such additional obligations consist of one or more additional tranches of Loans under this Agreement), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of such Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and hereby agrees with the Borrower, upon its request), (x) to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented and (y) to release any Subsidiary from its obligations under any Subsidiary Guaranty executed by such Subsidiary upon a disposition of such Subsidiary permitted hereunder or a disposition to which the Required Lenders have consented. Without limiting the generality of the foregoing, the Administrative Agent may subordinate any Lien on any Collateral granted to it to the Lien on such Collateral held by a third party to the extent such Lien in favor of such third party on such Collateral is permitted under Section 6.02(c).

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, including the reasonable fees, charges and disbursements of counsel for the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any LC Issuer or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any LC Issuer or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Without limiting the foregoing obligations of the Borrower, copies of invoices with respect to fees, charges and disbursements of counsel shall be supplied to the Borrower.

(b) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent, each LC Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, including any refusal by the respective LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence, Release or threatened Release of Hazardous Materials on or from any Mortgaged Property or any other property now, heretofore or hereafter owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonapplealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Indemnification by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any LC Issuer under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such LC Issuer, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such LC Issuer in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans, LC Exposure and unused Revolving Commitments at the time.

(d) Waiver of Certain Damages. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable not later than ten days after written demand therefor.

Section 9.04 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any LC Issuer that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any LC Issuer that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it), provided that

(i) in the case of any Revolving Loan or Revolving Commitment, (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or Related Fund of any Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld, it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, (x) increased costs would result therefrom or (y) the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority in order for such assignment to comply with applicable law), and (B) except in the case of an assignment to another Revolving Lender, each LC Issuer must give its prior written consent to such assignment,

(ii) in the case of any Term Loan or Incremental Loan, except in the case of an assignment to a Lender or an Affiliate of a Lender or Related Fund of any Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld, it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, (x) increased costs would result therefrom or (y) the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority in order for such assignment to comply with applicable law),

(iii) the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent,

(iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, or, if to a Lender, an Affiliate of a Lender or a Related Fund of a Lender, $1,000, and

(vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

and provided, further, that any consent of the Borrower otherwise required under this paragraph (other than any consent required pursuant to sub-clause (i)(A)(x) or (y) or sub-clause (ii)(x) or (y) above) shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its office in Herndon, Virginia, or at such other office as it shall designate in writing, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the LC Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Subject to the provisions of Section 9.04(i) below, any Lender may, without the consent of the Borrower, the LC Issuers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the LC Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this

Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(d) as though it were a Lender.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) and 2.16(f) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any LC Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or the Revolving Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any LC Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance

Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 Special RTFC Provisions. The Borrower agrees that (a) as long as RTFC is a Lender, the Borrower shall remain, or an Affiliate of the Borrower shall remain, a member in good standing of RTFC, (b) the amount of any distributions with respect to the Borrower’s patronage which are made in written notices of allocation (as defined in Section 1388 of the Code) and which are received from RTFC will be taken into account by the Borrower at their stated dollar amounts in the manner provided in Section 1385(a) of the Code in the taxable year in which such written notices of allocation are received, (c) interest payments made on the Tranche C Term Loans and Tranche D Term Loans held by RTFC will be eligible for the receipt or allocation of patronage capital refunds based upon RTFC’s policies as in effect from time to time, (d) interest payments on the Revolving Loans and Tranche B Term Loans or Incremental Loans, if any, held by RTFC will not be eligible for the receipt or allocation of patronage capital refunds and (e) on the Closing Date, RTFC shall redeem $42,222,223 aggregate principal amount of the subordinated capital certificates of RTFC purchased by the Borrower on the closing date of the Existing Credit Agreement, in order that the aggregate principal amount of RTFC Certificates held by the Borrower on the Closing Date shall be equal to the aggregate Tranche D Commitments.

Section 9.15 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:
Name:
Title:

U.S. Federal Tax Identification No.: [ ]

RURAL TELEPHONE FINANCE COOPERATIVE, as Lender and Administrative Agent

By:
Name:
Title:

LENDERS

CIBC INC.

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC.

By:
Name:
Title:

[NAME OF LENDER]

By:
Name:
Title: